Exhibit 99.1

Citi Trends Adopts Limited Duration Stockholder Rights Plan

December 6, 2023

SAVANNAH, Ga.--(BUSINESS WIRE)--Dec. 6, 2023-- Citi Trends, Inc. (NASDAQ: CTRN) (“Citi Trends” or the “Company”) today announced that its Board of Directors (the “Board”) has unanimously adopted a limited duration stockholder rights plan (the “Rights Plan”).

The Rights Plan is intended to enable all stockholders to realize the full value of their investment in Citi Trends and will reduce the likelihood that any entity, person or group gains control of the Company through open-market accumulation without paying all stockholders an appropriate control premium. The Rights Plan is also intended to provide the Board sufficient time to make informed judgments and take actions that are in the best interests of Citi Trends and all of its stockholders.

The Board adopted the Rights Plan in response to one of its stockholders quickly accumulating a significant number of shares in the open market. The Rights Plan has not been adopted in response to any specific takeover bid or other proposal to acquire control of the Company and is not intended to deter offers that are fair and otherwise in the best interests of the Company and its stockholders.

The Rights Plan is similar to stockholder rights plans adopted by other publicly held companies. Under the Rights Plan, the Rights generally would become exercisable only if any person (or group) acquires 16% (or 20% for certain passive investors) or more of Citi Trends' outstanding common stock, except that any person or group who currently owns the triggering percentage or more may continue to own such shares of common stock. However, any owner of the relevant triggering percentage or more may not, subject to the terms of the Rights Plan, acquire any additional shares without triggering the Rights Plan. The Rights Plan does not aggregate the ownership of stockholders “acting in concert” unless they have formed a group, or the shares would otherwise be aggregated, under applicable securities laws.

The Rights Plan expires on December 4, 2024, unless earlier redeemed, exchanged or amended. The Board intends to submit the Rights Plan to stockholders for ratification at the Company’s upcoming Annual Meeting of Stockholders (the “Annual Meeting”) and to terminate the Rights Plan if the proposal to ratify the Rights Plan is not approved at that meeting. The date of the upcoming Annual Meeting has not yet been announced. Further details of the Rights Plan will be contained in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”).

Jefferies LLC is serving as financial advisor and Vinson & Elkins L.L.P. is serving as legal advisor to Citi Trends.

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding the Company’s business plans and the objectives and expectations of management, are forward-looking statements that are subject to material risks and uncertainties. The words “believe,” “may,” “could,” “plans,” “estimate,” “expects,” “continue,” “anticipate,” “intend,” “expect,” “upcoming,” “trend” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements, although not all forward-looking statements contain such language. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors, which are discussed in our Annual Reports and Quarterly Reports on Forms 10 K and 10 Q, respectively, and any amendments thereto, filed with the SEC. These risks and uncertainties include, but are not limited to, uncertainties relating to general economic conditions, including inflation, energy and fuel costs, unemployment levels, and any deterioration whether caused by acts of war, terrorism, political or social unrest (including any resulting store closures, damage or loss of inventory) or other factors; changes in market interest rates and market levels of wages; natural disasters such as hurricanes; uncertainty and economic impact of pandemics, epidemics or other public health emergencies such as the ongoing COVID-19 pandemic; transportation and distribution delays or interruptions; changes in freight rates; the Company’s ability to attract and retain workers; the Company’s ability to negotiate effectively the cost and purchase of merchandise inventory risks due to shifts in market demand; the Company’s ability to gauge fashion trends and changing consumer preferences; changes in consumer confidence and consumer spending patterns; competition within the industry; competition in our markets; the duration and extent of any economic stimulus programs; changes in product mix; interruptions in suppliers’ businesses; the ongoing assessment and impact of the cyber disruption we identified on January 14, 2023, including legal, reputational, financial and contractual risks resulting from the disruption, and other risks related to cybersecurity, data privacy and intellectual property; temporary changes in demand due to weather patterns; seasonality of the Company’s business; changes in market interest rates and market levels of wages; the results of pending or threatened litigation; delays associated with building, remodeling, opening and operating new stores; and delays associated with building and opening or expanding new or existing distribution centers. Any forward-looking statements by the Company are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, the Company does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

About Citi Trends

Citi Trends, Inc. is a leading specialty value retailer of apparel, accessories and home trends for way less spend primarily for African American and multicultural families in the United States. The Company operates 606 stores located in 33 states. For more information, visit www.cititrends.com or your local store.

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Tom Filandro/Rachel Schacter

ICR, Inc.

CitiTrendsIR@icrinc.com

Source: Citi Trends, Inc.